Exhibit 99.1
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
K-Tron International, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of K-Tron International, Inc. (a New Jersey corporation) and Subsidiaries as of January 2, 2010 and January 3, 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of K-Tron International, Inc. and Subsidiaries as of January 2, 2010 and January 3, 2009, and the consolidated results of their operations and their cash flows for the fiscal years ended January 2, 2010, January 3, 2009, and December 29, 2007, in conformity with accounting principles generally accepted in the United States of America.
GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 15, 2010

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	January 2,	January 3,
	2010	2009
	(Dollars in thousands, except
	share data)

ASSETS
Current assets:
Cash and cash equivalents	$62,623	$41,623
Restricted cash	292	530
Accounts receivable, net of allowance for doubtful accounts of $1,387 and $1,214	25,878	36,625
Inventories, net of inventory reserve of $1,786 and $1,390	26,359	28,776
Deferred income taxes	3,109	2,371
Prepaid expenses and other current assets	3,357	4,498

Total current assets	121,618	114,423

Property, plant and equipment, net of accumulated depreciation of $49,051 and $43,338	23,926	26,701
Patents, net of accumulated amortization of $1,843 and $1,673	1,297	1,381
Goodwill	30,279	29,059
Other intangibles, net of accumulated amortization of $3,616 and $2,683	20,433	21,366
Other assets	5,583	6,438
Deferred income taxes	1,100	76

Total assets	$204,236	$199,444

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,000	$1,662
Accounts payable	10,767	13,156
Accrued expenses and other current liabilities	10,221	11,198
Accrued commissions	4,231	5,285
Customer advances	6,820	7,828
Income taxes payable	2,161	4,170
Deferred income taxes	4,949	3,430

Total current liabilities	40,149	46,729

Long-term debt, net of current portion	7,000	22,000
Deferred income taxes	3,520	3,771
Other non-current liabilities	255	892

Series B Junior Participating Preferred Shares, $0.01 par value.
Authorized 50,000 shares; issued none	—	—

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized 950,000 shares; issued none	—	—
Common stock, $0.01 par value. Authorized 50,000,000 shares; issued 4,866,980 and 4,800,139 shares	49	48
Paid-in capital	31,891	28,455
Retained earnings	137,904	116,349
Accumulated other comprehensive income	13,543	9,483

	183,387	154,335

Treasury stock, 2,028,297 and 2,008,192 shares, at cost	(30,075)	(28,283)

Total shareholders’ equity	153,312	126,052

Total liabilities and shareholders’ equity	$204,236	$199,444

See accompanying notes to consolidated financial statements.

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income

	For the Fiscal Year Ended
	January 2,	January 3,	December 29,
	2010	2009	2007
	(Dollars in thousands, except share data)

Revenues:
Equipment and parts	$180,757	$231,309	$190,088
Services and freight	10,017	11,709	11,497
Other	—	—	92

Total revenues	190,774	243,018	201,677

Cost of revenues:
Equipment and parts	101,225	131,624	105,671
Services and freight	8,277	9,991	9,778

Total cost of revenues	109,502	141,615	115,449

Gross profit	81,272	101,403	86,228

Operating expenses:
Selling, general, and administrative	49,521	60,936	51,961
Research and development	1,871	2,486	2,389

Total operating expenses	51,392	63,422	54,350

Operating income	29,880	37,981	31,878

Other income (expense):
Interest expense, net	(936)	(993)	(1,736)
Gain on sale of investment	2,972	—	—

Income before income taxes	31,916	36,988	30,142

Income tax provision	10,361	11,215	8,821

Net income	$21,555	$25,773	$21,321

Basic earnings per share	$7.64	$9.37	$7.93
Diluted earnings per share	7.50	9.03	7.49

Weighted average common shares outstanding (basic)	2,821,000	2,752,000	2,688,000
Weighted average common and common equivalent shares outstanding (diluted)	2,873,000	2,855,000	2,848,000
See accompanying notes to consolidated financial statements.

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity
Fiscal Years ended January 2, 2010, January 3, 2009 and December 29, 2007

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive	Treasury Stock
	Shares	Amount	Capital	Earnings	Income (Loss)	Shares	Amount	Total
	(Dollars in thousands, except share data)

Balance, December 30, 2006	4,615,623	$46	$20,319	$69,255	$3,275	2,002,574	$(27,514)	$65,381

Comprehensive income:
Net income	—	—	—	21,321	—	—	—	21,321
Translation adjustments	—	—	—	—	3,237	—	—	3,237
Unrealized loss on interest rate swap, net of tax	—	—	—	—	(236)	—	—	(236)

Total comprehensive income								24,322

Issuance of stock	100,760	1	4,249	—	—	—	—	4,250

Balance, December 29, 2007	4,716,383	47	24,568	90,576	6,276	2,002,574	(27,514)	93,953

Comprehensive income:
Net income	—	—	—	25,773	—	—	—	25,773
Translation adjustments	—	—	—	—	1,200	—	—	1,200
Unrealized loss on interest rate swap, net of tax	—	—	—	—	(254)	—	—	(254)

Total comprehensive income								26,719

Adoption of ASC 715, net of taxes of $638 (See Note 9)	—	—	—	—	2,261	—	—	2,261
Issuance of stock	83,756	1	3,887	—	—	—	—	3,888
Purchase of treasury stock	—	—	—	—	—	5,618	(769)	(769)

Balance, January 3, 2009	4,800,139	$48	$28,455	$116,349	$9,483	2,008,192	$(28,283)	$126,052

Comprehensive income:
Net income	—	—	—	21,555	—	—	—	21,555
Translation adjustments	—	—	—	—	2,539	—	—	2,539
Unrealized gain on interest rate swap, net of tax	—	—	—	—	382	—	—	382
Change in defined benefit plan, net of taxes of $293	—	—	—	—	1,139	—	—	1,139

Total comprehensive income								25,615

Issuance of stock	66,841	1	3,436			—	—	3,437
Purchase of treasury stock	—	—	—	—	—	20,105	(1,792)	(1,792)

Balance, January 2, 2010	4,866,980	$49	$31,891	$137,904	$13,543	2,028,297	$(30,075)	$153,312

See accompanying notes to consolidated financial statements.

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Fiscal Year Ended
	January 2,	January 3,	December 29,
	2010	2009	2007
	(Dollars in thousands)
Operating activities:
Net income	$21,555	$25,773	$21,321
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of investment	(2,972)	—	—
Gain on disposition of assets	—	—	(92)
Depreciation and amortization	6,023	5,952	5,573
Non-cash compensation	613	622	453
Deferred income taxes	(479)	1,139	344
Changes in assets and liabilities-net of business acquired:
Accounts receivable, net	11,306	(5,398)	(1,466)
Inventories, net	2,950	153	(833)
Prepaid expenses and other current assets	1,223	(770)	571
Other assets	(761)	159	125
Accounts payable	(2,787)	1,015	(769)
Accrued expenses and other current liabilities	(5,086)	(1,987)	1,821

Net cash provided by operating activities	31,585	26,658	27,048

Investing activities:
Proceeds from disposition of assets	3,544	—	428
Businesses acquired, net of cash received	—	(400)	(16,339)
Capital expenditures	(1,820)	(3,686)	(2,265)
Restricted cash	238	653	(763)
Other	(86)	(70)	(30)

Net cash provided by (used in) investing activities	1,876	(3,503)	(18,969)

Financing activities:
Proceeds from issuance of long-term debt	—	10,900	24,130
Principal payments on long-term debt	(15,662)	(25,352)	(20,794)
Purchase of common stock	(1,379)	(769)	—
Tax benefit from stock option exercises and vesting of restricted stock grants	1,562	1,619	2,076
Proceeds from issuance of common stock	855	447	1,333

Net cash (used in) provided by financing activities	(14,624)	(13,155)	6,745

Effect of exchange rate changes on cash and cash equivalents	2,163	770	1,991

Net increase in cash and cash equivalents	21,000	10,770	16,815

Cash and cash equivalents:
Beginning of year	41,623	30,853	14,038

End of year	$62,623	$41,623	$30,853

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,157	$1,799	$2,166
Income taxes	10,372	9,573	6,057

Seller financing for businesses acquired	$—	$—	$446
See accompanying notes to consolidated financial statements.

K-TRON INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
January 2, 2010, January 3, 2009 and December 29, 2007
(1) Nature of Operations and Proposed Merger
(a) Nature of Operations
K-Tron International, Inc. and its subsidiaries (“K-Tron” or the “Company”) design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China (“China”), and its equipment is sold throughout the world.
(b) Proposed Merger
On January 8, 2010, Hillenbrand, Inc., an Indiana corporation (“Hillenbrand”), Krusher Acquisition Corp., a New Jersey corporation and wholly-owned subsidiary of Hillenbrand (“Merger Sub”) and K-Tron International, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into K-Tron, the separate corporate existence of Merger Sub shall cease and K-Tron shall be the surviving corporation of the merger (the “Merger”). The closing of the Merger is subject to certain customary closing conditions specified in the Merger Agreement.
Upon the consummation of the Merger, (i) K-Tron will become a wholly-owned subsidiary of Hillenbrand and (ii) each share of K-Tron Common Stock will be converted into the right to receive $150.00 in cash (as may be increased in certain limited circumstances, as set forth in the Merger Agreement) (the “Merger Consideration”). In addition, options to acquire K-Tron Common Stock, restricted stock unit awards and shares of unvested restricted stock, in each case that are outstanding immediately prior to the consummation of the Merger, will be converted into the right to receive cash based on the Merger Consideration and the formulas contained in the Merger Agreement.
(2) Summary of Significant Accounting Policies
(a) Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All material intercompany accounts and transactions have been eliminated.
(b) Fiscal Year
The Company’s fiscal year is reported on a fifty-two/fifty-three week period. Each of the fiscal years ended December 29, 2007 (referred to herein as 2007) and January 2, 2010 (referred to herein as 2009) was a fifty-two week period. The fiscal year ended January 3, 2009 (referred to herein as 2008) was a fifty-three week period.
(c) Cash and Cash Equivalents and Restricted Cash
All cash equivalents represent highly liquid, interest-bearing investments purchased with original maturities of three months or less. Restricted cash represents cash reserves that secure outstanding letters of credit. The Company had $47,989,000 and $35,568,000 of unrestricted cash and cash equivalents in foreign bank accounts as of January 2, 2010 and January 3, 2009.
The Company maintains cash balances at financial institutions throughout the world. Accounts are generally insured by various governmental organizations in varying amounts up to $250,000. The Company customarily maintains cash balances in excess of these insurance limits.
(d) Inventories
Inventories are stated at the lower of cost or market and are accounted for using the first-in, first-out method. The Company monitors inventory values and writes down its inventories for estimated obsolescence based upon analysis of historical data, product changes, market conditions and assumptions about future product demand.
(e) Property, Plant and Equipment
Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the following estimated useful lives: buildings and improvements, 7 to 50 years; automotive equipment, 3 years; machinery and equipment, 3 to 12 years; and furniture and equipment, including computer equipment and software, 3 to 7 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining terms of the applicable leases.
(f) Patents
Patents are stated at cost less accumulated amortization. The costs of patents are amortized on a straight-line basis over their remaining economic lives, but in no event longer than their 17 year maximum legal lives.

(g) Goodwill and Other Intangible Assets
When a company is acquired, the excess of the purchase price over the fair value of its net assets, including identifiable intangibles, is goodwill. Goodwill is recorded as an asset on the balance sheet.
Goodwill and other intangible assets are accounted for in accordance with Accounting Standards Codification (“ASC”) 350, “Intangibles — Goodwill and Other”. This statement provides that goodwill and intangible assets with indefinite lives are no longer amortized on a recurring basis, but instead are subject to impairment testing at least annually. The Company does not amortize goodwill, and it amortizes the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Intangible assets which do not have indefinite lives are amortized on a straight-line basis over the expected periods of benefit, which range from 10 to 50 years. In accordance with the provisions of ASC 350, the Company performed impairment tests on goodwill and other intangible assets with indefinite lives, which indicated no impairment in all periods presented.
(h) Income Taxes
Income taxes are accounted for in accordance with ASC 740, “Income Taxes”. Deferred income taxes are provided for differences between amounts shown for financial reporting purposes and those included with tax return filings that will reverse in future periods. Additionally, the effects of income taxes are measured based upon enacted tax laws and rates.
(i) Revenue Recognition and Allowance for Doubtful Accounts
The Company generally recognizes revenue when all of the following criteria are met:
•	Persuasive evidence of an arrangement exists;

•	Shipment has occurred or services have been rendered;

•	The seller’s price to the buyer is fixed or determinable; and

•	Collectibility is reasonably assured.
Equipment sales generally start with selection by a customer from a series of standard products which are then either slightly modified or combined with other standard or slightly modified products in order to meet the customer’s specific needs. Sales orders may include post-shipment start-up assistance or training, which is not recorded as revenue in accordance with ASC 605, “Revenue Recognition” until the service is performed. Revenue from equipment and parts sales is generally recognized upon shipment and at the point where risk of ownership and title to the product transfer to the customer except in those few cases where customer inspection is still required. In those cases, revenue is not recorded until acceptance is obtained. Cost of revenue is recorded in the period in which the related revenue is recognized. There are certain transactions (“bill and hold”) where revenue is recognized prior to shipment in accordance with ASC 605. Revenue for bill and hold transactions is recorded prior to shipment only when all of the following conditions are met:
•	Risk of ownership has passed to the buyer;

•	The buyer has made a fixed commitment to purchase the goods in writing;

•	The buyer requested the transaction to be on a bill and hold basis;

•	There is a fixed and reasonable delivery date;

•	No specific performance obligations by the seller remain;

•	The goods are segregated from other inventory and not available to others; and

•	The product is complete and ready for shipment.
In addition, the Company also considers the following factors:
•	The date by which the Company expects payment and whether the Company has modified its normal billing and credit terms to the buyer;

•	The Company’s history with bill and hold transactions;

•	The buyer must bear risk of loss;

•	The Company’s custodial function is insurable and insured; and

•	The business reasons for the bill and hold arrangement have not introduced a contingency to the buyer’s fixed commitment to purchase the goods.

Prior to the September 14, 2007 acquisition of Rader detailed in Note 3, Acquisitions, Rader used the proportional performance method of accounting for most of its fixed priced sales contracts. This accounting treatment bases performance on the ratio of costs incurred to total estimated costs where the costs incurred represent a reasonable surrogate for output measures of contract performance. Progress on a contract is matched against project costs and costs to complete on a periodic basis. Provisions for estimated losses, if any, are made in the period such losses are determined. Revenues recognized in excess of amounts billed are classified as current assets under “costs and estimated earnings in excess of billings”. Amounts billed to customers in excess of revenues recognized to date are classified as current liabilities under “billings in excess of costs and estimated earnings”. All contracts using the proportional method of accounting were completed during 2008. Contracts entered into after the September 14, 2007 closing of the Rader acquisition are accounted for on the completed contract method instead of the proportional performance method of accounting. The completed contract method is consistently used in all of the Company’s businesses.
The allowance for doubtful accounts is maintained at an adequate level to absorb losses in the Company’s accounts receivable. Company management continually monitors the accounts receivable for collectibility issues. An allowance for doubtful accounts is established based on review of individual customer accounts, recent loss experience, current economic conditions and other pertinent factors. Accounts deemed uncollectible are charged to the allowance. Provisions for doubtful accounts are added to the allowance.
(j) Research and Development
Expenditures for research, development and engineering of products are expensed as incurred.
(k) Foreign Currency
Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at current rates of exchange at year-end, with translation gains and losses being recorded as a separate component of shareholders’ equity. Revenues and expenses are translated at average rates prevailing during the year.
The Company recognized foreign currency transaction net losses of approximately $217,000, $1,010,000 and $51,000 in 2009, 2008 and 2007. These transaction net losses are recorded within selling, general and administrative expense in the consolidated statements of income.
(l) Share-Based Compensation
The Company adopted the share-based payment provisions of ASC 718, “Compensation — Stock Compensation”, effective January 1, 2006, which require the Company to recognize expense related to the fair value of share-based compensation awards, including stock grants and options.
Prior to the adoption of these share-based payment provisions, the Company did not recognize compensation expense in its income statement for options granted that had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company did, however, record compensation expense related to restricted stock grants based on the market value of its common stock at the date of grant and the vesting period of the grant.
The Company applies the share-based payment provisions to new awards and to awards modified, repurchased or cancelled after December 31, 2005. Additionally, for unvested awards that existed on the effective date of the Company’s adoption of share-based payment provisions and that were not fully expensed in prior years, either in the Company’s income statement or in pro forma disclosures in the notes thereto, the Company recognizes compensation expense in the same manner as was used in its income statement or for pro forma disclosures prior to the effective date of its adoption of share-based payment provisions.
For 2009, 2008 and 2007, the Company did not have any cost of stock option compensation to be expensed. There were no stock options granted in 2009, 2008 or 2007.
The Company issued 11,550 restricted stock units in May 2009 which vest on the four-year anniversary of the date of grant. Compensation expense related to these restricted stock units is recognized ratably over the four-year period based on the fair value of the underlying shares at the date of grant, which was $70.81 per share.
The Company issued 2,500 shares of restricted common stock in February 2008 and 9,000 shares of restricted common stock in July 2008, with each grant vesting on the four-year anniversary of the date of grant. Compensation expense related to this restricted stock is recognized ratably over the four-year period based on the fair value of the shares at the grant dates, which was $117.00 per share in February 2008 and $130.66 per share in July 2008.
The Company issued 9,000 shares of restricted common stock in May 2007, with the grant vesting on the four-year anniversary of the date of grant. Compensation expense related to this restricted stock is recognized ratably over the four-year period based on the fair value of the shares at the grant date, which was $93.50 per share.
(m) Fair Value of Financial Instruments
The carrying value of financial instruments such as cash, accounts receivable and payable, and other current assets and liabilities approximates their fair values, which are based on the short-term nature of these instruments. The carrying amounts of the Company’s long-term debt and notes payable approximates their fair values, which are estimated based on the current rates offered to the Company for debt and notes payable of the same remaining maturities.

(n) Derivative Instruments
The Company has entered into certain variable-to-fixed interest rate swap contracts to fix the interest rates on a portion of its variable interest rate debt. Accordingly, these derivatives are marked to market and the resulting gains or losses are recorded in other comprehensive income as an offset to the related hedged asset or liability. The actual interest expense incurred, inclusive of the effect of the hedge in the relevant period, is recorded in the consolidated statements of income.
(o) Employee Defined Benefit Plan
The Company has a pension plan covering employees of its Swiss subsidiary and certain employees of its German subsidiary (the “Swiss Plan”) which has historically been classified and accounted for as a defined contribution plan. Due to recent changes in the Swiss regulatory environment and subsequent interpretations of the impact of these changes on the pension accounting for employee retirement benefit plans of Swiss companies and by implication, Swiss subsidiaries of U.S. companies, the Company concluded, as of the end of 2008, that there were enough defined benefit features of the Swiss Plan to warrant its treatment as a defined benefit plan for accounting purposes. As a result, the Company adopted the recognition and disclosure requirements of ASC 715, “Compensation — Retirement Benefits”.
ASC 715 requires recognition of the funded status, or difference between the fair value of plan assets and the projected benefit obligations of the pension plan, on the consolidated balance sheets as of January 2, 2010 and January 3, 2009, with a corresponding adjustment to accumulated other comprehensive income. If the projected benefit obligation exceeds the fair value of plan assets, then that difference or unfunded status represents the pension liability. If the fair value of the plan assets exceeds the projected benefit obligation, then that difference or funded status represents the pension asset (See Note 9 — Employee Benefit Plans).
The pension asset or liability and annual income or expense of the Swiss Plan is determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate, salary increase rate and expected rate of asset return. The fair values of plan assets are determined based on prevailing market prices.
(p) Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods covered thereby. Actual results could differ from these estimates. Judgments and estimates of uncertainties are required in applying the Company’s accounting policies in certain areas. The following are some of the areas requiring significant judgments and estimates: determinations of the useful lives of assets, estimates of allowances for doubtful accounts, cash flow and valuation assumptions in performing asset impairment tests of long-lived assets, estimates of the realizability of deferred tax assets, inventory reserves, warranty reserves and legal contingencies.
(q) New Accounting Pronouncements
In October 2009, the Financial Accounting Standards Board (the “FASB”) issued new guidance on the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The new guidance, which is now part of ASC 605 “Revenue Recognition”, establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This standard also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this standard significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. This standard is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We are currently evaluating the potential impact of this standard on our consolidated financial statements.
In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162”. SFAS No. 168 replaces SFAS No. 162, and establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”). The Codification supersedes all existing U.S. accounting standards; all other accounting literature not included in the Codification (other than Securities and Exchange Commission guidance for publicly-traded companies) is considered non-authoritative. The Codification, which modifies structure hierarchy and referencing of financial standards, was effective on a prospective basis for interim and annual financial periods ending after September 15, 2009. The Codification is not intended to change or alter existing U.S. GAAP, and did not have a material impact on the Company’s consolidated financial statements other than to change references to accounting standards.

In May 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855 “Subsequent Events”, establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The new guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The adoption of the guidance did not have an impact on the Company’s consolidated financial statement disclosures.
In December 2008, the FASB issued new guidance on employers’ disclosures about the plan assets of defined benefit plans, pensions or other postretirement plans. The new guidance which is now part of ASC 715 “Compensation” requires expanded disclosures of how investment allocation decisions are made, major categories of plan assets, valuation techniques used to measure fair value of plan assets, the impact of measurements using significant unobservable inputs, and concentrations of risks within plan assets. The disclosures required by this standard are effective for fiscal years ending after December 15, 2009, with earlier application permitted. The adoption of the revised guidance by the Company did not have a material impact on the Company’s consolidated financial statement disclosures.
In April 2008, the FASB issued revised guidance on determining the useful lives of intangible assets. The revised guidance, which is now part of ASC 350 “Intangibles- Goodwill and Other”, requires that companies estimating the useful life of a recognized intangible asset consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension. The revised guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and must be applied prospectively to intangible assets acquired after the effective date. The Company adopted the revised guidance as required effective January 3, 2009. The Company did not acquire any intangible assets during fiscal year 2009 nor did it have intangible assets with implicit or explicit renewal or extension terms, and thus the adoption of this guidance did not have a material impact on the Company’s financial statements.
In March 2008, the FASB issued new guidance on the disclosure of derivative instruments and hedging activities. The new guidance, which is now part of ASC 815 “Derivatives and Hedging Activities”, is intended to improve financial reporting with respect to derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand the effects of these instruments and activities on an entity’s financial position, financial performance and cash flows. The revised guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has interest rate swaps that are derivative instruments to which the revised guidance applies. The adoption of the revised guidance by the Company effective January 4, 2009 did not have a material impact on the Company’s consolidated financial statement disclosures.
In December 2007, the FASB issued revised guidance for the accounting for business combinations. The revised guidance, which is now part of ASC 805 “Business Combinations”, requires the acquiring entity in a business combination to recognize, at full fair value, all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquiring entity to disclose information needed to evaluate and understand the nature and financial effect of the business combination. The revised guidance also changes the accounting for contingent consideration, in process research and development, and restructuring costs. In addition, changes in uncertain tax positions or valuation allowances for deferred tax assets acquired in a business combination are recognized as adjustments to income tax expense or contributed capital, as appropriate. The revised guidance is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively. The Company will prospectively apply the revised guidance to all business combinations occurring after January 3, 2009. The Company did not enter into any business combinations during 2009.
(3) Acquisitions and Divestments
On March 27, 2007, the Company purchased certain assets of Wuxi Chenghao Machinery Co., Ltd. (“Wuxi Chenghao”), a privately-owned company in China. The purchased assets were transferred from the seller to Wuxi K-Tron Colormax Machinery Co., Ltd. (“Wuxi K-Tron Colormax”), a newly-created Wholly Foreign-Owned Enterprise which the Company established in connection with this transaction, and the financial results of Wuxi K-Tron Colormax have been included in the Company’s consolidated financial statements since that date. The total cost of the transaction over a five-year period, including the $1,000,000 purchase price and payments under related employment and other arrangements with one of Wuxi Chenghao’s owners, could be as much as approximately $3,500,000. As of year-end 2009, the Company had recorded $1,726,000 of goodwill as part of acquiring the Wuxi Chenghao assets.

On September 14, 2007, the Company purchased all of the outstanding stock of Rader Companies, Inc. (“Rader”), and the financial results of Rader have been included in the Company’s consolidated financial statements since that date. The preliminary purchase price was $15,945,000, all of which was paid in cash, including $2,300,000 held in escrow. The Company borrowed the full amount of the purchase price under its existing U.S. revolving credit facility (see Note 8 — Notes Payable to Banks and Other Long-Term Debt). At the sellers’ direction, $3,798,000 of the purchase price was delivered to Rader on the closing date to satisfy indebtedness owed to Rader by two other unrelated companies also owned by the sellers. This cash, together with other cash of Rader, was then used to pay off all of Rader’s bank debt, which amounted to approximately $3,832,000. The final purchase price of $17,632,000 included a $1,687,000 adjustment based upon Rader’s increase in net working capital between January 1, 2007 and the September 14, 2007 closing date, which adjustment was paid to the sellers on February 5, 2008.
In 2008, the Company completed the valuation of the assets and liabilities of Rader as of the September 14, 2007 acquisition date. On September 12, 2008, the Company filed an indemnification claim against the sellers related to the valuation of Rader’s inventory on the closing date, and the claim was settled on October 9, 2008. As part of the settlement, the sellers agreed to a reduction in the purchase price of approximately $257,000, with payments being made to the Company from the escrow fund in the amount of approximately $117,000 on September 26, 2008 and $140,000 on October 10, 2008. With these payments of $257,000 from the escrow fund followed by the release of $743,000 from the escrow fund to the sellers pursuant to the terms of the escrow agreement, the escrow fund was reduced to $1,300,000 plus accrued interest.
The purchase price of $17,632,000, after being reduced by the $257,000 payment received as part of the inventory valuation settlement, became an adjusted purchase price of $17,375,000, including the $1,300,000 held in escrow. Of this $1,300,000, an additional $1,000,000 was released to the sellers in July 2009, leaving an escrow balance of $300,000.
The purchase price allocation below has been updated from year-end 2007 to record this settlement as well as the final inventory valuation and related deferred taxes as of the date of the acquisition, resulting in a net increase in goodwill of $1,320,000 in 2008 and $1,000,000 in 2009.
The excess of the purchase price, including the effect of those items discussed above occurring prior to the end of 2009, over the carrying value of the identifiable net assets acquired was $10,101,000, which was allocated as follows:

	Useful Life	2007
		(In thousands)
Patents	10 years	$200
Goodwill	Indefinite	4,614
Customer relationships	10 years	2,700
Drawings	25 years	1,160
Tradenames	Indefinite	1,400
Other Asset	4 months	27

		$10,101

The purchase price of $15,945,000, after being reduced by the $300,000 escrow, reduced by the $257,000 cash received as part of the inventory valuation settlement and increased by the $1,687,000 working capital adjustment, for an adjusted purchase price of $17,075,000, was allocated as follows:

2007
(In thousands)
Cash	$1,670
Accounts receivable	5,107
Inventories	3,565
Costs in excess of billings, net of billings in excess of costs	1,568
Deferred tax asset	1,058
Other current assets	531
Property, plant and equipment	52
Patents	200
Goodwill	4,614
Customer relationships	2,700
Drawings	1,160
Tradenames	1,400
Accounts payable	(2,821)
Accrued expenses and other current liabilities	(3,713)
Deferred tax liabilities	(16)

$17,075

Customer relationships, drawings and tradenames are included in other intangibles in the consolidated balance sheets.
Pro forma revenues, net income and diluted earnings per share as if the acquisitions of Rader and Wuxi had occurred at the beginning of 2007 is not presented, since the information is not material to the consolidated financial statements.
On September 14, 2009, the Company sold its 19.9% investment in Hasler International SA (“Hasler”) for euro 2,425,000 ($3,544,000). The Company previously recorded this investment as an other asset in the consolidated balance sheet and recognized a gain of $2,972,000 on the sale. The Company received a note from the buyer for the entire sale price, which was paid in full in October 2009.
(4) Inventories
Inventories consist of the following:

	2009	2008
	(In thousands)
Components	$22,701	$22,434
Work-in-process	4,581	6,647
Finished goods	863	1,085
Inventory reserves	(1,786)	(1,390)

	$26,359	$28,776

Fixed production overhead is allocated to inventory based on normal capacity of the production facility. Unallocated overhead is recognized as an expense in the period incurred.
(5) Property, Plant and Equipment
Property, plant and equipment consist of the following:

	2009	2008
	(In thousands)
Land	$2,126	$2,065
Buildings and improvements	29,840	29,585
Automotive equipment	335	318
Machinery and equipment	19,505	18,445
Furniture and equipment, including computer equipment and software	21,171	19,626

	72,977	70,039

Less accumulated depreciation and amortization	(49,051)	(43,338)

	$23,926	$26,701

Depreciation of property, plant and equipment for 2009, 2008 and 2007 was $4,920,000, $4,813,000 and $4,680,000.
(6) Intangible Assets
Intangible assets consist of the following:

	2009		2008
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(In thousands)
Amortized intangible assets
Patents	$3,140	$1,843	$3,054	$1,673
Drawings	6,140	1,251	6,140	1,005
Customer relationships	11,299	2,365	11,299	1,678

	$20,579	$5,459	$20,493	$4,356

Unamortized intangible assets Trademarks and tradenames	$6,610		$6,610

The amortized intangible assets are being amortized on the straight-line basis (half-year expense in the year of the issuance of a patent) over the expected periods of benefit, which range from 10 to 50 years. The weighted average life of the amortizable intangible assets is 27 years (15 years for patents, 25 years for drawings and 30 years for customer relationships). The amortization expense of intangible assets was $1,103,000 for 2009, $1,115,000 for 2008 and $893,000 for 2007.
Future annual amortization of intangible assets is as follows:

Amount
(In thousands)
Fiscal year:
2010	$1,105
2011	1,113
2012	1,122
2013	1,040
2014	1,035
Thereafter	9,705

$15,120

(7) Accrued Warranty
The Company offers a one-year product warranty on a majority of its products. Warranty is accrued as a percentage of sales, based upon historical experience, on a monthly basis and is included in accrued expenses and other current liabilities. The following is an analysis of accrued warranty for 2009 and 2008:

	2009	2008
	(In thousands)
Beginning balance	$2,231	$2,194
Accrual of warranty expense	1,517	2,351
Warranty costs incurred	(1,475)	(2,356)
Foreign exchange adjustment	65	42

Ending balance	$2,338	$2,231

(8) Notes Payable to Banks and Other Long-Term Debt
The Company and its U.S. subsidiaries (the “Borrowers”) are parties to a Loan Agreement dated September 29, 2006 (the “Citizens Loan Agreement”) with Citizens Bank of Pennsylvania (“Citizens”). The Citizens Loan Agreement provides the Borrowers with a five-year, $50,000,000 unsecured revolving line of credit facility (the “Citizens Credit Facility”), of which up to an aggregate of $10,000,000 may be used for letters of credit. The Citizens Credit Facility terminates on September 29, 2011. The Borrowers entered into the Citizens Loan Agreement to (i) refinance certain indebtedness of the Borrowers, (ii) provide for future working capital requirements and other general corporate purposes and (iii) fund permitted acquisitions.
The interest rate on loans under the Citizens Credit Facility can be based on either the prime rate or 1, 2, 3 or 6-month LIBOR, as selected by the Borrowers. Prime rate loans bear interest at a fluctuating rate per annum equal to the prime rate of interest announced by Citizens from time to time less a percentage ranging from 0.25% to 1.00%, depending on the ratio of the Company’s funded debt to its adjusted earnings before interest expense, tax expense, and depreciation and amortization expenses for the most recent measurement period (the “Debt Ratio”). LIBOR loans bear interest at a fluctuating rate per annum equal to LIBOR for the selected interest rate period plus a percentage ranging from 0.875% to 1.625%, depending on the Debt Ratio.
The Borrowers are obligated to pay a fee for any unused borrowings under the Citizens Credit Facility equal to (i) a percentage ranging from 0.125% to 0.200% per annum, depending on the Debt Ratio, times (ii) the average unused portion of the Citizens Credit Facility.

The Citizens Credit Facility is unsecured, except that the lenders have been given a pledge of 65% of the equity interests of the following foreign subsidiaries of the Company: K-Tron (Schweiz) AG, K-Tron Colormax Limited, K-Tron PCS Limited, Jeffrey Rader Canada Company and Jeffrey Rader AB. The Citizens Loan Agreement contains financial covenants, including a minimum fixed charge coverage ratio, a minimum net worth and a maximum Debt Ratio. As of January 2, 2010, the Borrowers were in compliance with these covenants. If an event of default, such as non-payment or failure to comply with a covenant, were to occur under the Citizens Loan Agreement, and subject to any applicable grace period, the lenders would be entitled to declare all amounts outstanding under the Citizens Credit Facility to be immediately due and payable.
All amounts borrowed under the Citizens Credit Facility are due on September 29, 2011. As of January 2, 2010, the total borrowing under the Citizens Credit Facility was $7,000,000, with interest payable at the following rates on the following principal amounts for the periods ending on the dates indicated:

		Expiration of
		Interest Rate
	Amount	Period	Per Annum Rate
Three-year interest rate swap	$2,000,000	09/24/2010	5.665%
Four-year interest rate swap	5,000,000	10/13/2010	6.095%

	$7,000,000

The two interest rate swaps in the table above fix the interest rates for the swap periods on all $7,000,000 of loans, with fixed rates of 5.665% and 6.095% (subject to any change in such rates required by a change in the Debt Ratio at the end of any relevant measurement period). The swaps expire on September 24, 2010 and October 13, 2010. The Company entered into the swaps in order to minimize its risk of exposure to interest rate increases. As of January 2, 2010, a swap liability of $255,000 is included in other non-current liabilities on the balance sheet. The unrealized loss, net of tax, on the interest rate swaps, was $153,000 at January 2, 2010 and is reflected in accumulated other comprehensive income.
As of January 3, 2009, a swap liability of $892,000 relating to seven interest rate swaps is included in other non-current liabilities on the balance sheet. The unrealized loss, net of tax, on the interest rate swaps was $535,000 at January 3, 2009 and is reflected in accumulated other comprehensive income.
In connection with an acquisition made in March 3, 2006, the Company issued as part of the purchase price a $3,000,000 unsecured, promissory note bearing interest payable quarterly at 5% per annum and with the principal payable in three equal installments of $1,000,000 on March 3 in each of 2008, 2009 and 2010. The first two installments of $1,000,000 each were paid on March 3, 2008 and March 3, 2009, and the final installment of $1,000,000 was paid on March 3, 2010.
At January 2, 2010, the Company’s Swiss subsidiary had separate credit facilities totaling 18,400,000 Swiss francs (approximately $17,763,000) with four Swiss banks. This Swiss subsidiary’s real property in Switzerland, with a book value of 5,967,000 Swiss francs (approximately $5,760,000) as of January 2, 2010, is pledged as collateral. As of January 2, 2010, there were no borrowings under any of these credit facilities, although 6,897,000 Swiss francs (approximately $6,658,000) of availability was being utilized for bank guarantees on behalf of the Swiss subsidiary related to customer orders.
In July 2009, the Company entered into a $3,000,000 letter of credit facility with a U.S. bank, of which $548,000 is being utilized as of January 2, 2010 for bank guarantees related to customer orders.
As of January 3, 2009, one of the Company’s U.S. subsidiaries had a mortgage loan with an outstanding balance of $662,000. Annual interest was 6.45%, and the loan was payable in equal monthly principal and interest installments of $23,784, with a final balloon payment due on August 1, 2009. Fixed assets with a book value of $1,313,000 as of January 3, 2009 were pledged as collateral for this loan. This loan was paid in full in August 2009.
Long-term debt consists of the following:

	2009	2008
	(In thousands)
U.S. revolving line of credit	$7,000	$21,000
U.S. mortgage	—	662
U.S. term notes	1,000	2,000

	8,000	23,662
Less current portion	(1,000)	(1,662)

Total long-term debt, net of current portion	$7,000	$22,000

Future annual principal payments required on long-term debt are as follows:

Amount
(In thousands)
Fiscal year:
2010	$1,000
2011	7,000

$8,000

(9) Employee Benefit Plans
The Company sponsored several thrift plans for various groups of U.S. employees during 2009, 2008 and 2007. The Company made matching contributions to employee accounts in these thrift plans equal to 100% of each employee participant’s contributions up to a maximum of 3% to 6% of such employee’s compensation for each of 2009, 2008 and 2007, depending on the plan and subject to any applicable legal maximums, with Company contributions being vested when made, except that the Premier Pneumatics, Inc. (“Premier”) and Rader thrift plans did not have a Company match. The Premier plan was also a profit-sharing plan, and there were company contributions under that part of the plan. The Company expense associated with the thrift and profit sharing plans for U.S. employees for 2009, 2008 and 2007 was $1,087,000, $1,081,000 and $1,177,000.
As of December 31, 2007, the Premier profit sharing and thrift plan was terminated, and all the employees became fully vested in their fund balances, which were transferred to one of two K-Tron thrift plans. As of December 31, 2008, the Rader thrift plan was terminated, and all the employees became fully vested in their fund balances, which were transferred to one of two K-Tron thrift plans.
The Company has a pension plan covering employees of its Swiss subsidiary and certain employees of its German subsidiary which has historically been classified and accounted for as a defined contribution plan. Due to 2008 changes in the Swiss regulatory environment and subsequent interpretations of the impact of these changes on the pension accounting for employee retirement benefit plans of Swiss companies and by implication, Swiss subsidiaries of U.S. companies, the Company concluded, as of the end of 2008, that there were enough defined benefit features of the Swiss Plan to warrant its treatment as a defined benefit plan for accounting purposes. As a result, the Company adopted the recognition and disclosure requirements of ASC 715.
Employer and employee contributions are made to the Swiss Plan based on percentages of salary and wages that vary according to employee age and other factors. Employer contributions to the Swiss Plan in 2009, 2008 and 2007 were $890,000, $952,000 and $819,000. These employer contributions were recorded as defined contribution plan expense in 2008 and 2007 because the conversion of the accounting for the Swiss Plan to a defined benefit plan did not occur until January 3, 2009, the end of the Company’s 2008 fiscal year.
The incremental transition effect of applying ASC 715 as of January 3, 2009 was to increase total assets by $2,899,000, increase total liabilities by $638,000 and increase total shareholders’ equity by $2,261,000. These changes were the result of increasing other long term assets by $2,899,000, increasing long term deferred income tax liabilities by $638,000 and increasing accumulated other comprehensive income by $2,261,000. None of the $2,261,000 transition adjustment to accumulated comprehensive income was amortized in net periodic benefit income in 2009.
The 2009 changes in the projected pension obligation, plan assets and funded status, along with amounts recognized in the consolidated balance sheet were as follows:

Change in pension obligation:
Projected pension obligation at January 3, 2009	$20,139,000
Service cost	705,000
Interest cost	1,672,000
Actuarial gain	(651,000)
Benefit payments	(2,331,000)
Foreign exchange adjustment	886,000

Projected pension obligation at January 2, 2010	$20,420,000

Change in plan assets:
Fair value of plan assets at January 3, 2009	$23,038,000
Actual return on plan assets	1,515,000
Employer and employee contributions	1,483,000
Benefits paid	(2,331,000)
Foreign exchange adjustment	1,074,000

Fair value of plan assets at January 2, 2010	$24,779,000

Amounts recorded in the consolidated balance sheet at January 2, 2010
Other long-term assets	$4,359,000
Long-term income tax liabilities	960,000

The Swiss Plan’s asset allocation at year end was as follows:

	2009	2008
Debt securities	61.1%	60.2%
Bank deposits	14.7	14.1
Equity securities	11.2	12.7
Real estate funds	12.0	10.7
Other	1.0	2.3

Total	100.0%	100.0%

The investment strategy of the Swiss Plan’s Pension Committee is to achieve a consistent long-term return, which will provide sufficient funding for future pension obligations while limiting risk. The investment strategy is reviewed regularly. The projected and accumulated pension obligations for the Swiss Plan were calculated as of January 2, 2010 using the following assumptions:

	2009	2008
Discount rate	3.5%	3.5%
Salary increase rate	2.0%	2.0%
Expected return on plan assets	4.0%	4.0%
Expected average remaining working life (in years)	12.9	13.2
The discount rate is based on assumed pension benefit maturity and estimates developed using the rate of return and yield curves for high quality Swiss corporate and government bonds. The salary increase rate is based on the Company’s best assessment for on-going increases over time. The expected long term rate of return on plan assets is based on the expected asset allocation, taking into consideration historical long-term rates of return for the relevant asset categories.
Employer contributions to the Swiss Plan in 2010 are estimated to be approximately $845,000.
Estimated future benefit payments from the Swiss Plan are as follows:

Fiscal Year	Amount

2010	$582,000
2011	592,000
2012	611,000
2013	631,000
2014	640,000
2015 to 2019	3,298,000
Substantially all other foreign employees not participating in the Swiss Plan participated in defined contribution group pension plans in 2009, 2008 and 2007. Contributions were paid by the employee and employer at percentages that varied according to age and other factors. The foreign pension expense for these other foreign employees not participating in the Swiss Plan for 2009, 2008 and 2007 was $117,000, $162,000 and $184,000.
(10) Shareholders’ Equity and Share Compensation Plans
In 2001, the board of directors determined the rights on 50,000 shares of the authorized preferred stock as the Series B Junior Participating Preferred Shares (the “Series B Preferred Shares”). Each one one-hundredth of a share of the Series B Preferred Shares carries voting and dividend rights that are equivalent to one share of the common stock. These voting and dividend rights are subject to adjustment in the event of a dividend on the common stock that is payable in common stock or upon the occurrence of any subdivision or combination with respect to the outstanding shares of the common stock. The board of directors had not determined the rights on the remaining 950,000 shares of the authorized preferred stock as of January 2, 2010.
The Company’s 1996 Equity Compensation Plan, as amended (the “1996 plan”), expired on May 9, 2006. As of January 2, 2010, three employees and three nonemployee directors held outstanding options under the 1996 plan, all of which were exercisable, for an aggregate of 53,000 shares of common stock at exercise prices per share ranging from $12.20 to $30.34 and with a weighted average exercise price per share of $14.15. These options, all of which are nonqualified stock options, expire at various times through 2015. All stock options under the 1996 plan were issued with an exercise price per share equal to the fair market value of a share of common stock on the date that the option was granted.

During 2006, the Company issued 9,000 shares of restricted common stock under the 1996 plan. This restricted stock vests on the four-year anniversary of the date of grant. Compensation expense related to this restricted stock is recognized ratably over the four years based on the fair value of the shares at the date of grant, which was $51.50 per share.
The Compensation and Human Resources Committee of the Company’s board of directors serves as the committee that administers the 1996 plan. That committee determined the recipient and term of each option and restricted stock grant awarded under the 1996 plan as well as the exercise price of all options.
On May 12, 2006, the shareholders of the Company approved a new 2006 Equity Compensation Plan (as amended, the “2006 plan”). The 2006 plan provides that grants may be made in any of the following forms: (i) incentive stock options, (ii) nonqualified stock options, (iii) stock awards, (iv) stock units, (v) stock appreciation rights (“SARs”), (vi) dividend equivalents and (vii) other stock-based awards. The 2006 plan authorizes up to 200,000 shares of common stock for issuance, subject to adjustment in certain circumstances. If and to the extent options and SARs granted under the 2006 plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units or other stock-based awards are forfeited or terminated, the shares subject to such grants will become available again for purposes of the plan. The 2006 plan is administered by the Compensation and Human Resources Committee of the Company’s board of directors, but the full board will approve and administer all grants, if any, made to non-employee directors. The committee has the authority to (i) determine the individuals to whom grants will be made under the 2006 plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to certain limitations and (v) deal with any other matters arising under the plan. All employees of the Company and its subsidiaries and all non-employee directors of the Company are eligible to receive grants under the 2006 plan.
During 2009, the Company issued 11,550 restricted stock units under the 2006 plan. Each of these restricted stock unit grants vests on the four-year anniversary of the date of grant. Compensation expense related to these restricted stock units is recognized ratably over the four-year period based on the fair value of the underlying shares at date of grant, which was $70.81 per share.
During 2008, the Company issued 11,500 shares of restricted common stock under the 2006 plan, 2,500 shares in February 2008 and 9,000 shares in July 2008. Each of these restricted stock grants vests on the four-year anniversary of the date of grant. Compensation expense related to this restricted stock is recognized ratably over the four-year period based on the fair value of the shares at the date of grant, which was $117.00 per share with respect to the February 2008 grant and $130.66 per share with respect to the July 2008 grants.
During 2007, the Company issued 9,000 shares of restricted common stock under the 2006 plan. Each of these restricted stock grants vests on the four-year anniversary of the date of grant. Compensation expense related to this restricted stock is recognized ratably over the four-year period based on the fair value of the shares at the date of grant, which was $93.50 per share.
A summary of the Company’s stock option activity for the 1996 plan for 2007, 2008 and 2009 is as follows:

		Weighted
		Average		Weighted Average
		Option	Aggregate	Remaining Contractual
	Shares	Exercise	Intrinsic	Terms (in years)
	Under	Price	Value	Options	Options
	Option	Per Share	($000)	Outstanding	Exercisable
Balance, December 30, 2006	285,210	$15.20		2.96	3.01
Exercised	(91,760)	14.51

Balance, December 29, 2007	193,450	15.52		2.49	2.49
Exercised	(76,450)	17.35

Balance, January 3, 2009	117,000	13.72		2.48	2.48
Exercised	(64,000)	13.38

Balance, January 2, 2010	53,000	$14.15	$5,014	1.97	1.97

The aggregate intrinsic value at January 2, 2010 represents (i) the difference between the Company’s closing stock price of $108.75 at January 2, 2010 and the weighted average option exercise price per share on that date of $14.15 multiplied by (ii) the number of shares under outstanding options on that date.
There were no stock options granted in 2009, 2008 or 2007.

(11) Shareholder Rights Plan
The Company has a Shareholder Rights Plan (the “Rights Plan”) with American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), that was adopted by the board of directors on October 16, 2001 and amended on January 8, 2010. Under the Rights Plan, there was a distribution as a dividend of one preferred stock purchase right (“a Right”) on each share of the Company’s common stock outstanding as of the close of business on October 29, 2001, and each share of the Company’s common stock issued and outstanding thereafter will have a Right associated with it. The Rights expire on October 29, 2011, and each Right entitles a shareholder to purchase one one-hundredth of a share of Series B Junior Participating Preferred Stock upon the terms specified in the Rights Plan. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company’s common stock, in each case without the approval of the Company’s board of directors.
On January 8, 2010, the Company and the Rights Agent amended the Rights Plan in connection with the Merger. The amendment, among other things, permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the Rights Plan.
(12) Income Taxes
Following are the domestic and foreign components of income before income taxes:

	2009	2008	2007
	(In thousands)
United States	$22,082	$22,232	$16,957
Foreign	9,834	14,756	13,185

Income before income tax	$31,916	$36,988	$30,142

The income tax provision (benefit) consists of the following:

	2009	2008	2007
	(In thousands)
Current:
Federal and state	$8,572	$6,487	$5,677
Foreign	2,268	3,589	2,800

Total current	10,840	10,076	8,477

Deferred:
Federal and state	(536)	1,093	244
Foreign	57	46	100

Total deferred	(479)	1,139	344

Total net income tax provision	$10,361	$11,215	$8,821

Significant components of the deferred tax assets and liabilities at January 2, 2010 and January 3, 2009 were as follows:

	2009	2008
	(In thousands)
Deferred tax assets
Fixed assets and intangibles	$401	$199
Accrued liabilities	1,154	980
Net operating loss carryforwards	341	350
Inventory basis differences	1,108	899
Foreign tax credit carryforwards	216	216
Other	1,495	322

	4,715	2,966
Valuation allowance	(506)	(519)

Total assets	4,209	2,447

Deferred tax liabilities
Depreciation	(6,021)	(5,373)
Pension liability	(959)	(638)
Other	(1,489)	(1,190)

Total liabilities	(8,469)	(7,201)

Net deferred tax liability	$(4,260)	$(4,754)

The Company is subject to income taxes in the U.S. federal jurisdiction and also in various state, local and foreign jurisdictions. Tax laws and regulations within each jurisdiction are subject to interpretation and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state or local or non-U.S. income tax examinations by tax authorities for years before 2006. The Company recognizes interest accrued related to uncertain tax liabilities in interest expense and recognizes penalties in operating expenses.
Foreign and U.S. state operating loss carryforwards as of January 2, 2010 were $601,000 and $4,145,000. Foreign operating losses have an unlimited carryforward period. U.S. state operating losses expire at various times through 2029.
A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company has established valuation allowances for its United Kingdom, Singapore and state net operating loss carryforwards and certain other deferred tax assets for which realization is dependent on future taxable earnings.
A reconciliation of the provision for income taxes and the amounts that would be computed using the statutory federal income tax rates is set forth below:

	2009	2008	2007
	(In thousands)
Income tax provision on income before income tax at statutory federal income tax rates	$11,171	$12,946	$10,248
Increase in incremental tax rate to 35%	—	—	8
Foreign tax rate differential	(1,125)	(1,633)	(1,592)
State tax net of federal benefit	472	282	351
Other U.S. and foreign permanent tax differences	462	(171)	(116)
Changes in valuation allowance	(25)	(28)	(15)
Decrease in tax reserve, net	(594)	(181)	(63)

Income tax provision	$10,361	$11,215	$8,821

(13) Related Party Transactions
On September 14, 2009, the Company sold its 19.9% investment in Hasler International SA (“Hasler”) for euro 2,425,000 ($3,544,000). The Company previously recorded this investment as an other asset in the consolidated balance sheet and recognized a gain of $2,972,000 on the sale. The Company received a note from the buyer for the entire sale price, which was paid in full in October 2009.
During 2009, 2008 and 2007, the Company sold equipment to two entities in which it had or has a cost method investment, one of which was Hasler. Sales to these two entities during 2009 (in the case of Hasler, until September 14, 2009), 2008 and 2007 were $692,000, $1,647,000 and $2,898,000, with balances with respect to such sales of $2,000, $245,000 and $945,000 in accounts receivable from these entities with respect to these sales at January 2, 2010, January 3, 2009 and December 29, 2007. The Company leases a facility in China from a company that is owned by Wuxi K-Tron Colormax’s sales manager. The rent is RMB 46,000 per month (approximately $7,000) and payable through March 2012.
(14) Earnings Per Share
The Company reports basic and diluted earnings per share. Basic earnings per share represents net income less preferred dividends divided by the weighted average number of common shares outstanding. Diluted earnings per share is calculated similarly, except that the denominator includes the weighted average number of common shares outstanding plus the dilutive effect of options, restricted stock units, warrants, convertible securities and other instruments with dilutive effects if exercised.

The Company’s basic and diluted earnings per share are calculated as follows:

	Net Income
	Available
	to Common		Earnings
	Shareholders	Shares	per Share
2009:
Basic	$21,555,000	2,821,000	$7.64
Common share equivalent of outstanding options and restricted stock units	—	52,000	(0.14)

Diluted	$21,555,000	2,873,000	$7.50

2008:
Basic	$25,773,000	2,752,000	$9.37
Common share equivalent of options outstanding	—	103,000	(0.34)

Diluted	$25,773,000	2,855,000	$9.03

2007:
Basic	$21,321,000	2,688,000	$7.93
Common share equivalent of options outstanding	—	160,000	(0.44)

Diluted	$21,321,000	2,848,000	$7.49

Diluted earnings per common share are based on the weighted average number of common and common equivalent shares outstanding during each year.
(15) Commitments and Contingencies
The Company leases certain office and plant facilities and equipment under noncancellable leases. These leases expire in periods ranging from one to five years and, in certain instances, provide for purchase options.
As of January 2, 2010, future minimum payments under operating leases having noncancellable terms in excess of one year are summarized below:

Operating
Leases
(In thousands)
2010	$1,644
2011	1,126
2012	795
2013	571
2014	475
2015	39

$4,650

Rent expense for 2009, 2008 and 2007 was $1,379,000, $1,691,000 and $1,458,000.
As of January 2, 2010, the Company had purchase commitments of $15,311,000 for inventory and other costs all in the normal course of business.
At January 2, 2010, the Company had employment contracts with certain key executives. Under these contracts, each individual is guaranteed minimum compensation over the contract period. The Company may terminate these contracts upon thirty days’ advance written notice. As of January 2, 2010, the estimated future obligation under these contracts, if all of them were to be terminated on that date, was $2,139,000, payable within thirty days after the termination date.
The Company in the normal course of business has commitments, lawsuits, contingent liabilities and claims. The Company does not expect that any sum it may have to pay in connection with these matters will have a material adverse effect on its consolidated financial position or results of operations.
(16) Management Geographic Information
The Company is engaged in one business segment — material handling equipment and systems. The Company operates in two primary geographic locations — North and South America (the “Americas”) and Europe, the Middle East, Africa and Asia (“EMEA/Asia”).

For 2009, 2008 and 2007, the following table sets forth the Company’s geographic information:

	Americas	EMEA/Asia	Eliminations	Consolidated
	(In thousands)
2009:
Revenues:
Sales to unaffiliated customers	$137,310	$53,464	$—	$190,774
Sales to affiliates	7,924	4,124	(12,048)	—

Total sales	$145,234	$57,588	$(12,048)	$190,774

Operating income	22,692	7,099	89	29,880
Interest expense, net				(936)
Gain on sale of investment				2,972

Income before income taxes				$31,916

Capital expenditures	1,631	189		1,820
Depreciation and amortization expense	4,382	1,641		6,023
Total assets	118,175	86,061		204,236

2008:
Revenues:
Sales to unaffiliated customers	$159,339	$83,679	$—	$243,018
Sales to affiliates	9,408	5,248	(14,656)	—

Total sales	$168,747	$88,927	$(14,656)	$243,018

Operating income	23,072	14,889	20	37,981
Interest expense, net				(993)

Income before income taxes				$36,988

Capital expenditures	2,512	1,174		3,686
Depreciation and amortization expense	4,103	1,849		5,952
Total assets	123,121	76,323		199,444

2007:
Revenues:
Sales to unaffiliated customers	$133,708	$67,969	$—	$201,677
Sales to affiliates	4,858	5,710	(10,568)	—

Total sales	$138,566	$73,679	$(10,568)	$201,677

Operating income	19,224	12,685	(31)	31,878
Interest expense, net				(1,736)

Income before income taxes				$30,142

Capital expenditures	1,193	1,072		2,265
Depreciation and amortization expense	3,964	1,609		5,573
Total assets	123,473	60,645		184,118
For 2009, 2008 and 2007, the following table sets forth revenues from external customers:

	2009	2008	2007
	(In thousands)
Americas:
U.S.	$107,942	$114,272	$104,615
Canada	9,761	18,521	7,453
All others	19,607	26,546	21,640

Total	137,310	159,339	133,708

EMEA/Asia:
China	5,532	5,599	6,812
Germany	7,923	12,153	11,108
Great Britain	6,600	7,384	9,286
Italy	5,800	10,410	3,057
Netherlands	1,181	2,073	7,727
All others	26,428	46,060	29,979

Total	53,464	83,679	67,969

	$190,774	$243,018	$201,677

(17) Quarterly Financial Information (Unaudited)
The following table summarizes unaudited quarterly financial data for 2009 and 2008 (in thousands, except per share data):

	2009 by Quarter
	First	Second	Third	Fourth

Revenues	$49,686	$50,037	$47,321	$43,730
Gross profit	20,158	21,005	19,883	20,226
Net income	4,447	5,258	6,768	5,082
Basic earnings per share	1.59	1.87	2.39	1.79
Diluted earnings per share	1.54	1.82	2.34	1.75

	2008 by Quarter
	First	Second	Third	Fourth

Revenues	$57,398	$60,210	$59,631	$65,779
Gross profit	24,249	25,502	24,784	26,868
Net income	5,651	7,158	6,767	6,197
Basic earnings per share	2.08	2.62	2.44	2.23
Diluted earnings per share	1.96	2.49	2.34	2.15